Dune Energy, Inc.

                                OFFER TO PURCHASE

            8% CONVERTIBLE SECURED DEBENTURES, DUE SEPTEMBER 30, 2006
                                       of
                       AMERICAN NATURAL ENERGY CORPORATION

                                       for

                        Common Stock, $.001 Par Value, of
                                DUNE ENERGY, INC.

                               CUSIP No. 265338202
                                AMEX Symbol "DNE"

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This tender offer, and the withdrawal rights in connection therewith, will expire at midnight, New York City time, on January 31, 2007 unless extended or earlier terminated by Dune Energy, Inc., subject to the requirements described herein (such time and date, as the same may be extended, the "Expiration Date")
--------------------------------------------------------------------------------

      Dune Energy, Inc., a Delaware corporation (the "Company," "we," "us" or "our"), is offering to purchase any and all of the 8% Convertible Secured Debentures due September 30, 2006 of American Natural Energy Corporation, in the aggregate outstanding principal amount of $7,825,000 (the "Debentures"), for a total purchase price equal to 55% of the outstanding principal amount of the Debentures tendered, payable in shares of our common stock $.001 par value (the "Dune Shares"), such number of Dune Shares to be fixed at 5:00 p.m. New York City time on January 26, 2007 (the "Stock Calculation Date"), on the basis set forth herein and announced prior to the opening of trading on Monday, January 29, 2007, all upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase").

      This transaction has not been approved or disapproved by the Securities and Exchange Commission, or SEC, or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

                              IMPORTANT INFORMATION

      On or before January 31, 2007 (the "Expiration Date"), any holder of the Debentures ("you") desiring to tender Debentures under the tender offer should complete and sign the Letter of Transmittal in accordance with the instructions set forth therein and mail or deliver to Computershare Trust Company of Canada (the "Depositary") a manually signed Letter of Transmittal (with Medallion Signature Guaranty), together with the original Debentures and related certificates, the original Transfer Form (with Medallion Signature Guaranty), and such other documentation as required under the Letter of Transmittal or by the Depositary.

      Upon the terms and subject to the conditions of the tender offer (as it may be extended or amended by us) and applicable law, promptly following the Expiration Date we will accept for purchase and pay 55% of the outstanding principal amount (the "Purchase Price") for all Debentures validly tendered (and not properly withdrawn) by you pursuant to the tender offer, which payment will be in the form of shares of our common stock, $.001 par value (the "Dune Shares"), deposited by us with the Depositary.

      Notwithstanding anything to the contrary contained in the tender offer, our obligation under the tender offer to accept for purchase, and to pay the Purchase Price for, any Debentures validly tendered and not properly withdrawn is subject to and conditioned upon the satisfaction of, or waiver by us, on or prior to the Expiration Date of all conditions of the tender offer described under "The Tender Offer-- Conditions of the Offer."

      In the event that the tender offer is withdrawn by you or otherwise not completed, the Purchase Price will not be paid or become payable to any holders of Debentures. Rather, any Debentures that had been validly tendered will be promptly returned to their respective holders in accordance with Rule 14e-1(c) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the related Letter of Transmittal, to the Depositary for the tender offer, at the address and telephone number set forth on the back page of this Offer to Purchase. See "The Tender Offer--Depositary"

THIS OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE DEBENTURES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULES 14e-1 UNDER THE EXCHANGE ACT, WHICH RULES REQUIRE THAT MATERIAL CHANGES BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED HEREIN OR IN THE AFFAIRS OF OUR COMPANY OR AFFILIATES SINCE THE DATE HEREOF.

NEITHER THE COMPANY NOR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL.

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                                TABLE OF CONTENTS

SUMMARY TERM SHEET ........................................................... 1

FORWARD-LOOKING STATEMENTS ................................................... 2

ANSWERS TO QUESTIONS YOU MAY HAVE ............................................ 3

THE OFFER

     The Offeror ............................................................. 5

     Securities being Tendered ............................................... 5

     Purchase Price .......................................................... 6
              General / Formula for Calculating Dune Shares .................. 6
              Information concerning Dune Shares ............................. 7
              Source and Amount of Funds ..................................... 7
              Investment Representations and Warranties ...................... 8

     Procedures for Tendering Debentures ..................................... 9
              General Provisions ............................................. 9
              Representations and Warranties of Holders of Debentures ........ 9

     Withdrawal Rights ...................................................... 11

     Acceptance and Purchase of Debentures .................................. 11

     Conditions to Tender Offer ............................................. 12

     Extension, Amendment and Termination of Tender Offer ................... 13

     Obligation to Pay for or Return Securities Tendered .................... 14

     Depositary ............................................................. 14

     Miscellaneous .......................................................... 14

PURPOSES, EFFECTS AND PLANS

     Purposes and Plans  .................................................... 15

     Effect on Holder's Rights in Debentures following Tender Offer
              Transfer of Tendered Debentures Accepted by Us ................ 15
              Effects on Debentures Not Purchased ........................... 15

     Material Tax Consequences .............................................. 15

WHERE YOU CAN FIND MORE INFORMATION .................................. Back Page

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                                       ii

                               SUMMARY TERM SHEET

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender any Debentures. You should read the entire Offer to Purchase and the related letter of transmittal before making your decision.

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Offeror ....................   Dune Energy, Inc.

Securities Tendered ........   8% Convertible Secured Debentures due September
                               30, 2006 of American Natural Energy Corporation
                               (the "Debentures") issued under that Amended and Restated Indenture dated as of June 29, 2005 between American Natural Energy Corporation and
                               Computershare Trust Company of Canada

Tender Offer ...............   Offer to purchase the Debentures for such number
                               of shares of our common stock, $.001 par value
                               (the "Dune Shares"), as determined on the Stock
                               Calculation Date

Purchase Price .............   Fifty-five percent (55%) of the aggregate
                               outstanding principal balance of the Debentures tendered and accepted, or US$0.55 for each United
                               States dollar of principal outstanding, payable in Dune Shares

Stock Calculation Date .....   January 26, 2007, the date the Dune Shares will
                               be valued for calculating the number of Dune
                               Shares constituting the Purchase Price, based on the average closing price of our common stock as reported on the American Stock Exchange for the 10 prior trading days.

Expiration Date ............   Midnight, New York City time, on January 31,
                               2007, unless extended, when the tender offer expires.

Procedures for Tendering       You or your custodian or nominee must execute and
Debentures .................   deliver to the depositary the Debentures and the
                               Transmittal Documents. See "The Tender
                               Offer--Procedures for Tendering Debentures."

Transmittal Documents ......   Original signed copies (with medallion signature
                               guaranty, as applicable) of Letter of
                               Transmittal, Transfer Form (defined in
                               Indenture), Debenture certificate and such other documents, instruments or agreements required by the Trustee under the Indenture to effect the tender offer and transfer to us of the Debentures tendered and accepted by us.

MinimumTender Amount and       The tender offer and our obligation to purchase
other Conditions to Tender     the Debentures is conditioned upon the
Offer ......................   satisfaction or waiver of conditions set forth in
                               the Offer to Purchase on or prior to the Expiration Date, including the condition that Debentures of not less than $6 million aggregate principal amount (excluding any debentures held by us or our affiliates) be timely tendered. See
                               "The Tender Offer -Conditions to the Tender
                               Offer."

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                                       1

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Acceptance Date ............   The date we accept for payment all Debentures
                               that are validly tendered and not properly withdrawn on the Expiration Date.

Withdrawal Rights ..........   You may withdraw your tenders of Debentures on or
                               before the Expiration Date by following the procedures described in "The Tender Offer -
                               Withdrawal Rights"

Waivers; Extensions;           We have the right prior to the Expiration Date,
Amendments; Termination ....   to (1) waive any condition to the tender offer,
                               (2) extend the Expiration Date, (3) amend the terms of the tender offer and (4) terminate the tender offer and not accept for purchase any Debentures upon failure of any of the conditions to the tender offer. See "The Tender Offer
                               --Expiration Date; Extension; Termination;
                               Amendments."

Trustee and Depositary .....   Computershare Trust Company of Canada


Material Tax Consequences ..   For a summary of the material United States
                               federal income tax consequences of the tender offer, see "The Tender Offer - Material Tax
                               Consequences."

Further Information ........   Additional copies of this Offer to Purchase and
                               any other documents related to the tender offer may be obtained by contacting the depositary at the telephone number and address set forth on the back page of this Offer to Purchase.

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                           FORWARD-LOOKING STATEMENTS

      Some of the information contained in this Offer to Purchase may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements and include, statements in this Offer to Purchase (other than statements of historical facts) that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as projections, future capital expenditures, business strategy, goals, future acquisitions, market and industry developments and the growth of our business operations. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, such statements involve uncertainties and are qualified in their entirety by reference to general industry trends, changes in business strategy, development plans or commercial relationships, pricing and transportation of crude oil, natural gas and other commodities, unanticipated changes in interest rates, commodity prices, or rates of inflation and the unanticipated changes in operating expenses, liquidity needs and capital expenditures, among other factors, that could cause the actual results of our company to differ materially from those projected in such forward-looking statement:

      Given the uncertainties inherent in forward-looking statements, you should not place any reliance on these statements. Forward-looking statements speak only as of the date on which it is made, and, subject to law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. You are cautioned that our forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

      You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the SEC.

                        ANSWERS TO QUESTIONS YOU MAY HAVE

The following are answers to some of the questions that you, as a Debentures holder may have. We urge you to read this Offer to Purchase and the Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered with this Offer to Purchase.

Who is offering to purchase my Debentures?

      Dune Energy, Inc., a Delaware corporation, engaged in the exploration, development, and acquisition of natural gas and crude oil properties. See "The Tender Offer -The Offeror."

What securities are being sought in the tender offer?

      We are offering to purchase, upon and subject to the terms and conditions described in this Offer to Purchase, all of your right, title and interest in the 8% Convertible Secured Debentures due September 30, 2006 of American Natural Energy Corporation See "The Tender Offer - Securities being Tendered."

What is the Purchase Price being offered for the Debentures?

      For any Debenture validly tendered and accepted in the tender offer, you will receive $0.55 for each $1.00 of principal amount outstanding under your Debenture, payable in shares of our common stock, as calculated after 5:00 p.m., New York City time, on January 26, 2007, the Stock Calculation Date. See "The Tender Offer - Purchase Price - Calculation of Dune Shares"

When will I know how many shares in the Company I will receive under the Purchase Price?

      We will calculate the number of Dune Shares constituting the Purchase Price on the Stock Calculation Date and will announce the same publicly prior to 9:00 a.m., New York City time, on the next business day, January 29 2007.

How and when will I be receiving the Purchase Price?

      If your Debentures are purchased in the tender offer, you will be paid the Purchase Price, in the form of Dune Shares, promptly after the expiration of the tender offer period and upon our acceptance of such Debentures for payment. We will deliver the Dune Shares to the Depositary, which will act as your custodian or nominee for the purpose of receiving the Purchase Price and transmitting payment, in the form of the Dune Shares, to you. See "The Tender Offer - Acceptance and Payment of Debentures."

Will I have an opportunity to tender my Debentures in the tender offer, or withdraw previously tendered Debentures, after the determination of the number of Dune Shares issuable to me under the Purchase Price?

      Yes. Because the Purchase Price in the tender offer is known, the number of Dune Shares can be calculated and will be announced by us prior to 9:00 a.m., New York City time, on January 29, 2007 and the tender offer will not expire earlier than midnight, New York City time, on January 31, 2007, you will have a minimum of two business days to tender your Debentures in the tender offer or to withdraw your previously tendered Debentures. See The Tender Offer--"Purchase Price" and --"Withdrawal Rights."

How many Debentures will the Company purchase in all?

      We are offering to purchase all of the Debentures, in the outstanding aggregate principal balance of $7,825,000, as are validly tendered and not properly withdrawn. See "The Tender Offer -Purchase Price"

Is there a minimum amount of Debentures that must be tendered in the tender offer?

      Our tender offer is conditioned upon Debentures in a minimum aggregate principal balance of $6,000,000 being validly tendered and not properly withdrawn. See "The Tender Offer - Conditions of the Offer."

How do I tender my Debentures?

      You will need to timely deliver the Debentures, together with duly executed Debenture and related certificates, Transfer Form (with Medallion Signature Guaranty) and Letter of Transmittal (with Medallion Signature Guaranty), to the Depositary, who will act as your custodian to tender your Debentures at the Expiration Date in the manner described under "The Tender Offer - Procedures for Tendering the Debentures." You may tender all or a portion of the Debentures you own to participate in the tender offer.

How long do I have to tender my Debentures to the Company?

      You will have until midnight, New York City time, on January 31, 2007, or the Expiration Date, to decide whether to tender your Debentures, but we may choose to extend the expiration date of the tender offer at any time. We will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the tender offer was scheduled to expire. We cannot assure you that we will extend the tender offer or, if we extend the tender offer, for how long the tender offer will be extended. See "The Tender Offer-- Procedures for Tendering Debentures" and "--Extension, Amendment and Termination of Tender Offer."

Once I have tendered my Debentures, can I change my mind?

      Yes. You may withdraw previously tendered Debentures at any time before the tender offer expires.

How will participation in the tender offer affect my rights with respect to the Debentures?

      If your Debentures are tendered and accepted in the tender offer, you will receive the Purchase Price and all of your rights and obligations associated with ownership of such Debentures will be transferred to us, as new holders of the Debenture. See "Purposes, Effects and Plans - Transfer of Tendered Debentures Accepted by Us."

Will I have to pay brokerage commissions or stock transfer taxes if I tender my Debentures in the tender offer?

      No.

What are the tax consequences of tendering my Debentures?

      You may be subject to U.S. Federal income taxation upon your receipt of Dune Shares in exchange for the Debentures tendered. See "Purposes, Effects And Plans -Tax Consequences."

                                THE TENDER OFFER

THE OFFEROR

      We are Dune Energy, Inc., a Delaware corporation publicly traded on the American Stock Exchange under the symbol "DNE". Our executive offices are located at 3050 Post Oak Blvd., Suite 695, Houston, Texas 77056. Our company's telephone number is (713) 888-0895.

      We are an independent energy company engaged in the exploration, development, and acquisition of natural gas and crude oil properties. Presently, we have interests in working oil and gas leases in the States of Texas and Louisiana, including certain exclusive exploration and development rights in St. Charles Parish, Louisiana. For a more detailed discussion of our business activities, you are directed to our reports on file with the SEC, which may be accessed as provided herein under "WHERE YOU CAN FIND MORE INFORMATION."

      Presently we own $3 million in principal amount of debentures issued under the Indenture but not subject to the tender offer (the "Company Owned Debentures"). The Company Owned Debentures are immediately convertible into shares of American Natural's common stock at the conversion price of $0.15 per share and became immediately due and payable on September 30, 2006. As of that date, there was unpaid interest on the Company Owned Debentures of $433,994, which interest is not convertible into shares of Common Stock. We purchased the Company Owned Debentures on December 22, 2006 from a single holder for cash consideration of $500,000 (or $0.166 per $1.00 principal face amount outstanding). Reference is made to our Report on Form 8-K, filed with the SEC on December 26, 2006.

      Our conversion of all of the Company Owned Debentures would result in the issuance to us of 20,000,000 shares of American Natural's common stock. If the Debentures that are the subject of the tender offer are not converted, upon our conversion of the Company Owned Debentures we would own approximately 27.4% of the issued and outstanding shares of common stock of American Natural, and if all of the Debentures are converted by holders other than us, we would hold approximately 16% of the issued and outstanding shares of the common stock of American Natural, in each case based upon 52,997,673 shares of Common Stock issued and outstanding as of November 15, 2006 (exclusive of Conversion Shares) as disclosed in American Natural's most recent quarterly filing for the nine months ended September 30, 2006 filed with the SEC on November 20, 2006.

SECURITIES BEING TENDERED

      We are offering to purchase, and you are being asked to tender, those 8% Convertible Secured Debentures of American Natural Energy Corporation held by you that became due and payable September 30, 2006 (the "Debentures").

      The Debentures were issued under that Amended and Restated Trust Indenture dated as of June 29, 2005 (the "Indenture") between American Natural Energy Corporation ("American Natural") and Coumputershare Trust Company of Canada, as Trustee (the "Trustee"), and:

      o bear interest payable quarterly commencing December 31, 2003 at 8% per annum;

      o are immediately convertible into shares of American Natural's common stock, $0.001 par value (the "Conversion Stock"), at a conversion price of $0.15 per share, subject to anti-dilution adjustment, which Conversion Stock American Natural has agreed to file a registration statement and post-effective amendment under the Securities Act of 1933 to enable the resale of the Conversion Stock;

      o are redeemable by American Natural at any time after October 1, 2004 if the average weighted price per share on the TSX Venture Exchange for a twenty consecutive trading day period prior to the date notice of redemption is given has exceeded 166-2/3% of the conversion price; and

      o are secured by substantially all of the assets of American Natural, as evidenced by those certain Collateral Documents identified (and defined) in the Indenture whereby Computershare Trust Company, Inc., as collateral agent, is holding security for the indebtedness and obligations of American Natural under the Indenture.

      By tendering your Debentures pursuant to the terms and conditions of this tender offer, you are agreeing to transfer to us all of your right, title and interest in and to the Debentures, together with the Indenture, the Collateral Documents and such other agreements, documents and instruments (collectively, the "Investment Documents"), securing and otherwise evidencing the rights and obligations under the Debentures, including, without limitation, your rights thereunder to receive any property, cash, securities or other distribution from American Natural on account thereof, any accrued but unpaid interest thereon and any claim, cause of action or other right arising thereunder, whether by reason of default or otherwise, as well as your rights thereunder to convert the principal amount thereof into shares of American Natural's common stock.

      The aggregate outstanding principal amount of the Debentures subject to the tender offer is $7,825,000 (and is exclusive of the Company Owned Debentures).

      There is no established trading market for the Debentures.

PURCHASE PRICE

General / Formula for Calculating Dune Shares

      The purchase price for any validly tendered Debentures to be purchased by us under the tender offer shall be equal to fifty-five percent (55%) of the outstanding principal amount of the Debentures so tendered (the "Purchase Price"), payable in the form of those newly-issued shares of our restricted common stock, $.001 par value (the "Dune Shares"), as calculated after 5:00 p.m., New York City time, on January 26, 2007 (the "Stock Calculation Date").

      For purposes of the tender offer, the number of Dune Shares to be issued in payment of the Purchase Price shall be determined by the following formula:

      Fifty-five percent   MULTIPLIED BY   A fraction, the numerator of which is
      (55%)                                the outstanding principal amount of
                                           the Debentures tendered and purchased
                                           and the denominator of which is the
                                           average of the closing price per
                                           share of our common stock as reported
                                           on the American Stock Exchange for
                                           the ten (10) consecutive trading days
                                           ending on the Stock Calculation Date)

      You will not be entitled to any payment in excess of the Purchase Price with respect to your Debentures tendered and purchased. You will receive no cash for your Debentures and you shall receive solely the Dune Shares in consideration therefore.

Information concerning Dune Stock

      Our common stock is listed on the American Stock Exchange under the symbol "DNE." The following table sets forth, for the periods indicated, the reported high and low sales prices in U.S. dollars for the common stock as reported on the American Stock Exchange:

2006:                                                             High      Low
-------------------------------------------------                 -----    -----

Quarter ended September 30, 2006                                  $3.03    $1.30
Quarter ended June 30, 2006                                       $4.08    $2.84
Quarter ended March 31, 2006                                      $4.70    $2.65

2005:                                                             High      Low
-------------------------------------------------                 -----    -----
Quarter ended December 31, 2005                                   $3.00    $1.81
Quarter ended September 30, 2005                                  $2.80    $2.81
Quarter ended June 30, 2005 (May 9, 2005 through
 June 30, 2005)                                                   $2.92    $1.85
Quarter ended June 30, 2005 (through May 8, 2005)                 $3.05    $2.00
Quarter ended March 31, 2005                                      $3.00    $0.73

2004:                                                             High      Low
-------------------------------------------------                 -----    -----
Quarter ended December 31, 2004                                   $1.10    $0.55

      Prior to May 9, 2005, our common stock was traded on the OTC Bulletin Board under the symbol "DENG." Our common stock became eligible for quotation on the OTC Bulletin Board on May 11, 2004. As reported by the OTC Bulletin Board, those quotations prior to May 9, 2005 represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

      On December 26, 2006, the last reported closing price of our common stock on the American Stock Exchange was $ 1.95 per share.

      We have not paid any cash dividends to date, and have no intention of paying any cash dividends on our shares of common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of our board of directors and to certain limitations imposed under Delaware corporation law.

Source and Amount of Funds

      We intend to satisfy the Purchase Price with the Dune Shares having a market value equal thereto, as calculated on the Stock Calculation Date. As of the commencement of this tender offer, we had 100,000,000 shares of common stock authorized, of which 59,414,292 shares were issued and outstanding as of November 6, 2006. At that date, we had outstanding options and warrants exercisable or convertible, as the case may be, into 3,979,324 shares of our common stock.

      Assuming the above closing price at December 26, 2006, we have sufficient amount of authorized shares of common stock available to satisfy in full the Purchase Price.

Investment Representation and Warranties by Debenture Holder

      By tendering your Debentures for Dune Shares pursuant to this tender offer, you acknowledge that you are making an investment in our company and further acknowledge, represent and warrant to us, as follows:

      (1) No Registration of Dune Shares; Restricted Shares. You understand that neither the tender offer nor the issuance of the Dune Shares to you pursuant to the tender offer has been registered under the Securities Act, and that we are relying on your representations and warranties in qualifying such offer and sale for the exemption from registration contained in Section 4(2) thereof. You further understand that we are under no obligation to register the Dune Shares and that the Dune Shares are "restricted securities" and, as such, can not be sold, transferred, assigned, pledged or subjected to any lien or security interest unless they are first registered under the Securities Act and such state and other securities laws as may be applicable or an exemption from registration under the Securities Act is available.

      (2) Acknowledgment Regarding Independent Business Judgment and Absence of Collateral Representations. You acknowledge that other than the express representations and warranties, covenants and agreements made by us in the Offer to Purchase, neither we nor any person or entity acting by or on our behalf has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to you in this Offer to Purchase or elsewhere, upon which you are relying in determining whether to participate in the tender offer. In evaluating the suitability of receiving the Dune Shares in the tender offer, you have relied solely on your own knowledge and understanding of our company based upon your own due diligence investigations and the information contained in this Offer to Purchase and our company reports incorporated herein. You have conducted a full and complete investigation and inspection of us and such other facts as you have deemed necessary or appropriate for the purposes of the tender offer.

      (3) Accredited Investor. You are aware of what constitutes, and fully understand the definition of, an "Accredited Investor," as that term is defined in Regulation D promulgated under the Securities Act and under the laws of the state of which you are a resident and you are an "Accredited Investor" for purpose of said Regulation D and the laws of such state of residence. You have adequate means of providing for your current financial needs and foreseeable contingencies, have no need for liquidity with respect to the Dune Shares for an indefinite period of time and have sufficient net worth to sustain a loss of your entire investment in us in the event such a loss should occur.

      (4) Investment Knowledge and Sophistication. You, either alone or together with your advisors, if any, have such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable you to utilize the information contained in this Offer to Purchase in connection with the tender offer and the Dune Shares to evaluate the merits and risks (including tax implications) of participating in the tender offer and receiving (and making an informed investment decision with respect to) the Dune Shares as contemplated in the tender offer.

      (5) Investment Purposes. You are acquiring the Dune Shares solely for your own account for investment and not with a view to resale or distribution thereof, in whole or in part. You have no agreement or arrangement, formal or informal, with any person to sell or transfer all or any portion of the Dune Shares and you have no plans to enter into any such agreement or arrangement.

PROCEDURES FOR TENDERING THE DEBENTURES

General Provisions

      To tender the Debenture in the tender offer, you, acting directly or through an authorized custodian or nominee, will need to tender to the Depositary by midnight, New York City time, on January 31, 2007, or such later date as extended by us pursuant hereto (the "Expiration Date"):

            o the original Debenture certificate as issued by American Natural to you;

            o the Transfer Form, duly executed with a signature guarantee, in the form attached at page A-6 to Schedule A of the Debenture, conveying all of your right, title and interest in and to the Debenture and other Investment Documents; and

            o such other agreements, instruments and documents, duly executed and delivered, as required by the Indenture or as the Trustee may reasonably request in order to carry out the intent and accomplish the transfer to us of the Debentures and all your rights and obligations therein (together with the Transfer Form, the "Transmittal Documents")

            o performance prior to the Expiration Date of any condition required to be satisfied by you under the Indenture before being able to complete a transfer of the Debentures and your rights thereunder or any of the Investment Documents

      A tender will be deemed to have been received only when the depositary receives the Transmittal Documents. The method of delivery of Debentures and other documents to the depositary is at your election and risk, and delivery will be deemed made when actually received by the depositary. Instead of effecting delivery by mail, it is recommended that you tender Debentures by use of an overnight or hand delivery service. If such delivery is by mail, it is recommended that you use registered mail, validly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the depositary before the Expiration Date. Please refer to any materials forwarded to you by the Trustee, or any other custodian or nominee holding your account to determine how you can timely take these actions.

      We shall, in our reasonable discretion, resolve all questions as to tenders, including whether the documentation is complete, the date and time of receipt of a tender, the propriety of execution and delivery of any document or instruction, and other questions as to validity, form, eligibility or acceptability of any tender. We reserve the right to reject any tender not in proper form or otherwise not valid or the acceptance of which may be unlawful or to waive any irregularities. Our interpretation of the terms and conditions of the tender offer will be final and binding. Neither we nor the Depositary shall be obligated to give any notice of any defects or irregularities in tenders and shall not incur any liability for failure to give that notice. Debentures will not be deemed to have been duly or validly tendered at the Expiration Date unless and until all defects and irregularities have been timely cured or waived.

Representations and Warranties by Holder of Debentures

      Your tender of Debentures under the procedures described herein will constitute your acceptance of the terms and conditions of the tender offer, as well as your representation and warranty to us that:

      (1) Receipt of Documentation. You have received and read a copy of this Offer to Purchase, the related letter of transmittal and the Transmittal Documents and understand and agree to be bound by all the terms and conditions of the tender offer.

      (2) Authority to Tender. You (a) have the full right, capacity, power and authority to tender your Debentures and execute and deliver the Transfer Form and the other Transmittal Documents to be executed or delivered by you in connection with the tender offer and to consummate the tender offer and (b) have taken all actions required to authorize the execution and delivery of this Transmittal Documents by you, the performance of your obligations thereunder and the consummation by you of the tender offer;

      (3) Enforceability of Tender. The Transmittal Documents tendered by you have been duly executed and delivered by you and constitute valid and binding obligations enforceable against you in accordance with their terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

      (4) Trustee as Depositary and Agent. You have assigned and transferred the Debentures to the Trustee and irrevocably constitute and appoint the Trustee as your true and lawful agent and attorney-in-fact to cause your Debentures to be tendered in the tender offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase;

      (5) Debentures. With respect to the Debentures tendered by you pursuant to the tender offer you represent and warrant that:

                  (a) you have good and valid title to the Debentures to be tendered by you hereunder, free and clear of all liens, claims and other encumbrances other than the claims you may have under the express terms of the tender offer, and upon delivery of your Debentures and payment therefor by us pursuant to this tender offer, good and valid title to your Debentures, free and clear of all liens, claims and other encumbrances, will transfer to us on the Acceptance Date;

                  (b) your Debentures are duly authorized, validly issued, fully paid and non-assessable and were acquired by you for cash consideration equal to the face amount of your Debentures. There have been no prepayments of the principal on your Debentures and the interest accruing on your Debentures has been paid through March 31, 2006;

                  (c) your Debentures and the Investment Documents are in full force and effect and have not been rescinded or modified; and

                  (d) You have not converted your Debentures or any portion thereof into shares of Conversion Stock.

      (6) Assignability. Your Debentures and all of your rights thereunder and under the other Investment Documents may be sold and transferred to the Buyer without the consent of any party. You have no outstanding contract, undertaking, agreement, or arrangement with any person to sell or transfer to such person or to any third person any of your Debentures, and you will not enter into any such contract, undertaking, agreement or arrangement prior to Expiration Date.

      (7) No Violation. Neither the execution and delivery of the Transmittal Documents nor the consummation of the tender offer by you will violate or conflict with your charter or organizational documents (if you are a corporation) or violate, or are in conflict with, any agreement or commitment to which you are a party or by which you are bound, or violate any statute, any law or any judgment, decree, order, regulation or rule of any court or governmental authority to which you are subject.

      (8) Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by you in connection with the execution, delivery and performance of the Transmittal Documents or the consummation by you of the tender offer.

      If you use a custodian or nominee to deliver, or cause to be delivered, the Debentures and the Transmittal Documents to the depositary, your custodian or nominee is representing and warranting that you, as owner of the Debentures, have represented, warranted and agreed to each of the above.

      Our acceptance for payment of Debentures tendered under the tender offer will constitute a binding agreement between you and us upon the terms and conditions of the tender offer described in the Offer to Purchase and the related Transmittal Documents.

WITHDRAWAL RIGHTS

      Except as otherwise provided in this section, your tender of Debentures is irrevocable.

      If you wish to exercise your right to withdrawal with respect to the tender offer, you must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission to the Depositary, which notice must be received by the Depositary at its address set forth on the back page of this Offer to Purchase prior to the Expiration Date. In order to be valid, a notice of withdrawal must (1) state the name in which the Debentures are registered;
(2) contain the description of the Debentures to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Debentures and the aggregate principal amount represented by such Debentures and (3) be signed by you in the same manner as the original signature on the Letter of Transmittal by which such Debentures were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the trustee register the transfer of the Debentures into the name of the person withdrawing such Debentures and (b) a properly completed irrevocable proxy that authorized such person to effect such revocation on your behalf.

      If you tendered your Debentures through a custodian or nominee and wish to withdraw such Debentures, you will need to make arrangements for withdrawal with your custodian or nominee. Your ability to withdraw the tender of your Debentures will depend upon the terms of the arrangements you have made with your custodian or nominee, including any arrangements involving intermediaries between your custodian or nominee and the depositary.

      If the Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Debentures properly withdrawn will be deemed to be not validly tendered for purposes of the tender offer. The Depositary will return to you all Debentures in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

      All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our reasonable discretion, and such determination will be final and binding. Neither we, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Withdrawals may not be rescinded, and any Debentures properly withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer unless the withdrawn Debentures are properly re-tendered before the expiration of the tender offer by following the procedures described under "The Tender Offer - Procedures for Tendering the Debentures."

ACCEPTANCE AND PURCHASE OF THE DEBENTURES

      We will be deemed to have accepted for payment and therefore purchased Debentures that are validly tendered and not properly withdrawn only when, as and if we give notice to the Depositary of our acceptance of the Debentures for payment.

      Notwithstanding anything to the contrary contained in this Offer to Purchase, if any of the conditions of the tender offer as contained elsewhere herein are not satisfied or waived, we may not be obligated to purchase Debentures in the tender offer. See the conditions to the tender offer under The Tender Offer--"Conditions of the Offer"

      As payment in full of the Purchase Price for each of the Debentures accepted by us pursuant to the tender offer, we shall deliver the Dune Shares to the depositary, which will act as custodian or nominee for you for the purpose of receiving payment from us and transmitting payment to you.

CONDITIONS TO THE TENDER OFFER

      Our obligation to accept for purchase and to pay for Debentures validly tendered and not validly withdrawn in the tender offer is conditioned upon the satisfaction or waiver of the following conditions on or prior to the Expiration
Date:

      (1) Minimum Tender Amount.There shall be validly tendered and not properly withdrawn Debentures having an aggregate outstanding principal amount of not less than $6 million (the "Minimum Tender Amount"), other than those debentures held by us or our affiliates, as of the Expiration Date;

      (2) Absence of any Notices of Default. Neither the Trustee shall have declared, nor shall have the Trustee received written notice from holders of 25% or more of the Debentures declaring a default and seeking to accelerate the payment of all principal and outstanding interest thereon, or to otherwise seek to enforce the security interest created under the Collateral Documents;

      (3) No Objection from the Trustee. The Trustee shall have not objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the tender offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the tender offer or the acceptance of, or payment for, the Debentures;

      (4) Transfer of Debentures; Registration and Issuance of New Debentures. You shall have complied with all conditions and requirements under the tender offer and reasonably required by the Trustee under the Indenture with respect to the transfer of your Debentures to us pursuant to the tender offer, including the requirements of Section 2.7 of the Indenture providing for Trustee to have certified a newly issued Debenture registered in our name in an amount equal to the principal amount of your Debentures in exchange for our delivery to the Depositary of the Dune Shares;

      (5) Representations; Warranties and Covenants. Your representations and warranties contained in this Offer to Purchase and any Transmittal Document shall be true and correct in all material respects at the date hereof and at and as of the Expiration Date, with the same force and effect as if made at and as of the Expiration Date; and you shall have performed or complied in all material respects with all agreements and covenants required by this Offer to Purchase and any Transmittal Document to be performed or complied with by you on or prior to the Expiration Date, including the tender of the Debentures and Investment Documents in accordance with this Offer to Purchase;

      (6) Acknowledgments. On the Acceptance Date, the Trustee shall acknowledge the effectiveness of the transfer of your Debentures to us, together with all your rights under the Investment Documents;

      (7) No Adverse Proceedings. There shall be no instituted, threatened in writing, or pending action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the tender offer, that in our reasonable judgment, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the tender offer or would otherwise directly or indirectly challenge the making of the tender offer or our purchase of the Debentures under the tender offer; and

      (8) No Adverse Orders or Judgments. There shall be no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction proposed, threatened in writing, enacted, entered, issued, promulgated, enforced or deemed applicable by any court of governmental, regulatory or administration agency or instrumentality that, in our reasonable judgment, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the tender offer or would otherwise directly or indirectly challenge the making of the tender offer or our purchase of the Debentures under the tender offer.

      The foregoing conditions to the tender offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and may be waived by us, in whole or in part at any time up until the Expiration Date in our sole discretion. Our failure at any time to exercise any of our foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the Expiration Date. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

      We shall not be required to accept for purchase, or to pay the Purchase Price for, any tendered Debentures if any of the above conditions shall have occurred on or prior to the Expiration Date and be continuing at the Expiration Date. See "The Offer - Extension, Amendment and Termination of Tender Offer"

EXTENSION, AMENDMENT AND TERMINATION OF TENDER OFFER

      The tender offer and consent solicitation will expire at midnight, New York City time, on January 31, 2007 (the "Expiration Date"), unless extended by us as provided herein.

      We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the tender offer is open, and to delay acceptance for payment for any Debentures by giving notice of such extension to the Depositary and making a public announcement of such extension.

      We further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "The Tender Offer
- Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the Purchase Price offered in the tender offer to holders of the Debentures or by decreasing the number of Debentures being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

      However, if we materially change the terms of the tender offer or the information concerning such tender offer, we will extend the tender offer to the extent required by Rule 14e-1 promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Debentures sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. For example, if we:

            o     Change the Stock Calculation Date,

            o increase or decrease the Purchase Price to be paid for the Debentures, or

            o decrease the number of Debentures we are seeking to purchase in the tender offer, then the tender offer must remain open, or will be extended, until at least ten
(10) business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "The Tender Offer - Extension, Amendment and Termination of Tender Offer." For purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

      The calculation of the per share closing price for purposes of determining the number of Dune Shares issuable under the purchase price, together with such determination of the number of Dune Shares will not be considered an increase or decrease in the Purchase Price to be paid in the tender offer and will not require any extension of the tender offer.

      We also reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any Debentures or, subject to applicable law, to postpone payment for Debentures if any conditions to the tender offer set out under "The Tender Offer - Conditions to the Tender Offer" have not been satisfied or waived by us on or prior to the Expiration Date, by giving notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement.

OBLIGATION TO PAY FOR OR RETURN THE DEBENTURE

      Notwithstanding any other provision of the tender offer and in addition to (and not in limitation of) our rights to terminate, extend and/or amend the tender offer in our reasonable discretion, Rule 14e-1 under the Exchange Act requires that, as tender offeror, we pay the consideration offered or return (without cost to you) the Debentures tendered promptly after the termination or withdrawal of a tender offer.

DEPOSITARY

      Computershare Trust Company of Canada, the Trustee, has been appointed as the depositary for the tender offer. We have agreed to pay the Depositary reasonable and customary fees for its services. All documents, if any, required to be delivered to the depositary should be sent or delivered to the depositary at the address set forth on the back page of this Offer to Purchase.

MISCELLANEOUS - DISSEMINATION OF TENDER OFFER INFORMATION

      This Offer to Purchase and the related letter of transmittal will be mailed to registered holders of the Debentures and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on certifications maintained by the Trustee for American Natural's Debenture holders.

      Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement under the tender offer other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

      Pursuant to Rule 14d-3 promulgated under the Exchange Act, we have filed with the SEC a statement on Schedule TO, which contains information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined and copies may be obtained at the same places and in the same manner as is set forth under "WHERE YOU FIND MORE INFORMATION." This Offer of Purchase is included as an exhibit to our Schedule TO.

                           PURPOSES, EFFECTS AND PLANS

PURPOSES OF THE OFFER

      Pursuant to an Exploration and Development Agreement dated effective August 26, 2005 between us and American Natural, American Natural assigned to us one-half of its contractual rights under a certain Development Agreement with a major integrated oil and gas company. The Development Agreement created an area of mutual interest ("AMI") in approximately 11,500 acres. To date, we have spent considerable funds to drill wells located within the AMI and, subject to further geological and geophysical investigation, we may spend considerable additional capital in the AMI in the future. Given our past investment in this joint development project, coupled with the potential for substantial recoveries of oil and gas within the AMI, we have determined that it is in our best interests to acquire the Debentures and the related rights to any collateral security pledged to secure American Natural's obligations thereunder.

      Except for the foregoing as it relates to us only, neither we nor any of our affiliates has any plan or proposal which relates to or which (i) would have the effect of any acquisition of additional, or disposition of any, securities of American Natural, the Issuer; (ii) results in an extraordinary transaction involving American Natural or any of its subsidiaries; or (iii) results in a sale or transfer of a material amount of the assets of American Natural or any of its subsidiaries, if applicable.

EFFECT ON HOLDER'S RIGHTS IN DEBENTURES FOLLOWING TENDER OFFER

Transfer of tendered Debentures accepted by Us

      If your Debentures are tendered and accepted in the tender offer, you will receive the Purchase Price, in the form of that number of Dune Shares determined at the Stock Calculation Date, and you will be deemed to have transferred to us the Debentures, together with all of your rights and obligations associated therewith, and all your right, title and interest in and to the other Investment Documents. Rights transferred include accrued or future interest or contract adjustment payments with respect to the Debentures, claims thereunder and the conversion rights.

Effects on Debentures not purchased.

      Any Debentures not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding and held by you upon completion of the tender offer. Your continuing rights and obligations under such Debentures will not change as a result of the tender offer. Successful completion of the tender offer, however, will result in us holding more than eighty three percent (83%) of the aggregate outstanding principal balance of the Debentures and enable us to act unilaterally on behalf of the Debenture holders. Our percentage ownership of the Debentures would also permit us to block actions to enforce certain rights of Debenture holders under the Indenture without our consent, including, without limitation, declaring any default under the Indenture.

MATERIAL TAX CONSEQUENCES

      You should consult your own tax advisers regarding the tax consequences of participating or not participating in the tender offer in light of your particular circumstances, as well as the effect of any foreign, state, local or other laws.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and other reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

            o Quarterly Report on Form 10-QSB for period ended September 30, 2006 filed with the SEC on November 14, 2006;

            o     Company Report on Form 8-K filed with the SEC on October 12,
                  2006;

            o     Company Report on Form 8-K filed with the SEC on September 28,
                  2006;

            o     Company Report on Form 8-K filed with the SEC on September 18,
                  2006;

            o Quarterly Report on Form 10-QSB for period ended June 30, 2006 filed with the SEC on August 21, 2006;

            o     Company Report on Form 8-K filed with the SEC on July 24,
                  2006;

            o     Company Report on Form 8-K filed with the SEC on June 21,
                  2006;

            o Quarterly Report on Form 10-QSB for period ended March 31, 2006 filed with the SEC on May 15, 2006; and

            o Annual Report on Form 10-KSB for year ended December 31, 2005 filed with the SEC on March 31, 2006.

      For further information, please refer to our Tender Offer Statement on Schedule TO filed with the SEC pursuant to Rule 14(d)-1 promulgated under the Exchange Act on December 28, 2006 and any amendments thereto.

--------------------------------------------------------------------------------

                        The Depositary for the Offer is:

                      Computershare Trust Company of Canada

                               By Hand or Courier:

                          3rd Floor 510 Burrard Street
                       Vancouver, British Columbia V6J 3B9

                              Attn: Luce Lafontaine
                          By Facsimile: (604) 661-9403

             Confirm by Telephone or for Information: (604) 661-0203

--------------------------------------------------------------------------------

      Additional copies of this Offer to Purchase, the letter of transmittal or other tender offer materials may be obtained from the Depositary and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the Company's CFO, Hugh Idstein at (713) 888-0895 or the Depositary at (604) 661-0203.